Ultra Petroleum Increases Proved Reserves 49 Percent To 5.4 Tcfe And Reports 72 Percent Increase In PV-10 Value To $7.1 Billion

2014 All-In F&D Costs of $0.75 per Mcfe and 805 Percent Reserve Replacement Ratio

HOUSTON, Feb. 19, 2015 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today reported 5.4 trillion cubic feet equivalent (Tcfe) of total proved reserves for the year-ended December 31, 2014 a 49 percent increase over 2013 oil and natural gas reserves of 3.6 Tcfe. More significantly, the pre-tax estimated future net cash flows discounted at ten percent (PV-10) of the company's proved reserves increased to $7.1 billion from $4.1 billion, a 72 percent year-over-year increase. Ultra replaced 805 percent of 2014 production and achieved an all-in finding and development (F&D) cost of $0.75 per thousand cubic feet equivalent (Mcfe).

Ultra Petroleum's reserves were calculated based on reference prices for oil and natural gas in accordance with SEC rules. These reference prices, before differentials, were $4.35 per Mmbtu Henry Hub (HHUB) for natural gas and $94.99 per barrel (Bbl) West Texas Intermediate (WTI) for oil. Applying regional market differentials along with appropriate adjustments for quality, energy content and transportation charges, the average prices for the company's proved reserves were $4.32 per thousand cubic feet (Mcf) for natural gas and $80.62 per Bbl for oil.

Natural gas represents 90 percent of the company's proved reserves, with 97 percent in Wyoming. Ultra's 2014 proved developed (PD) reserves are 2.5 Tcfe, a 30 percent increase from 1.9 Tcfe in 2013. The proved undeveloped (PUD) reserves are 2.9 Tcfe, a 69 percent increase above year-ago levels, and represent 54 percent of total proved reserves.

Based on SEC guidelines, the company's PUD reserves are limited to those locations that are planned to be developed within five years. Ultra's 2.9 Tcfe of PUD reserves will require an estimated $3.37 billion of development capital over the next five years, resulting in an estimated average cost to develop of $1.16 per Mcfe. The future development capital is based on actual 2014 well costs and does not incorporate 2015 well cost reductions.

The company performed two sensitivities on proved reserves provided in the table below. The first is a downside case for proved reserves applying $3.50 per Mmbtu HHUB for natural gas and $60 per Bbl WTI for oil. Despite the 20 percent reduction in natural gas prices and 37 percent reduction in oil prices, Ultra's reserves would only decrease by 5 percent.

The second sensitivity demonstrates the increase to proved reserves if the company adopted a larger capital plan. This sensitivity specifically includes those additional locations that could be booked as proved, but are currently scheduled beyond the five year development plan used for 2014 reserves. Under this scenario, proved reserves would increase to over 9.1 Tcfe. This demonstrates the multi-year inventory of low-risk, high quality locations available to the company for future development.

Year-End 2014 Reserves	Gas Price HHUB ($/Mmbtu)	Oil Price WTI ($/Bbl)	Future Dev. Capital($MM)	Net Rem. (Bcfe)
1P Reserves @ SEC14 Pricing	$4.35	$94.99	$3,538	5,371
Sensitivity 1: 1P @ Stress Pricing	$3.50	$60.00	$3,082	5,084
Sensitivity 2: 1P @ YE14 pricing + Increase Capex	$4.35	$94.99	$9,374	9,182

"2014 was an exceptional year of reserve growth. The sensitivities demonstrate our high quality reserve base and it's resiliency to low commodity prices, but more importantly the large inventory of locations available to fuel proved reserve growth for many years ahead," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Ultra Petroleum Corp. Natural Gas and Oil Reserves December 31, 2014
2014 SEC Reference Pricing: $4.35/Mmbtu HHUB & $94.99/Bbl WTI 2014 Reserves Average Price: $4.32/Mcf & $80.62/Bbl
Reserve Category	Net Gas (BCF)	Net Oil (MMB)	Net NGL (MMB)	Net Equiv. (BCFE)	PV-10 (MM$)	Economic Wells	Future Capex (MM$)

PDP	2,202	27.7	9.1	2,422	$ 4,246	2,717	$ 293

PDNP	43	0.8	0.0	48	$ 87	54	$ 29

PUD	2,586	39.3	12.9	2,899	$ 2,764	1,319	$ 3,538

Total Proved	4,831	67.8	22.0	5,370	$ 7,097	4,090	$ 3,859

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and crude oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Utah, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-K for the year ended December 31, 2014. Beginning with year-end reserves for 2009, the SEC permits oil and gas companies, in their SEC filings, to disclose proved reserves, probable reserves, and possible reserves. References in this press release to estimates that describe the impact to our proved reserves excluding certain limitations in SEC rules for determining proved reserves (including, for example, the five-year limit for proved undeveloped reserves and future development capital limitations associated with the five-year limit) relate to our probable and possible reserves and are forward-looking statements. Investors are urged to consider this disclosure and additional disclosure in the company's Annual Report on Form 10-K, available on its website or by request to 400 North Sam Houston Parkway E., Suite 1200, Houston, TX, 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or on its website at www.sec.gov.

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CONTACT: Kelly L. Whitley, Director, Investor Relations, Phone: 281-582-6602, Email: kwhitley@ultrapetroleum.com